Exhibit 99.1

Velocity Revises Accounting Treatment of Debt Exchange Transactions; No Impact on Cash Position or Revenue

Ramsey, NJ

July 22, 2005


         Velocity Asset Management, Inc. (OTCBB:VCYA.ob) today announced a revision of the accounting for debt exchange transactions completed in August 2004. The change in the accounting for the exchange transactions completed in August 2004 resulted in the restatement of non-cash loss, net loss and net loss per share reported in the Company's third quarter and year-end 2004 financial statements. As a result, the Company has amended and filed its revised 10-Q for the three month period ended September 30, 2004 and the year-ended December 31, 2004 with the Securities and Exchange Commission. The accounting revisions announced today have no impact on the Company's cash position, revenue or shareholders' equity either in its previously reported third quarter, its fiscal year ended December 31, 2004 financial statements or in its reported first quarter 2005 financial statements.

         The addition of the loss on debt extinguishment resulted from the need to apply the accounting principles in paragraph 20 of APB 26 in determining the difference between the reacquisition price and the net carrying amount of the extinguished debt related to the August 12, 2004 exchange in which $3,676,252 in outstanding debt was exchanged for 4,084,724 shares of the Company's Common Stock at $0.90 per share. After further evaluation, the Company determined that APB 26 requires that a loss be computed using the August 12, 2004 $1.60 OTCBB market price of VCYA.ob common stock, resulting in a non-cash loss of $2,859,307 due to the difference between the $1.60 OTCBB market price and the $0.90 per share used in the negotiated exchange.

         The effect of the adjustment for the nine month period ended September 30, 2004 was a decrease from a net income of $382,492 to a net loss of ($2,476,815) which resulted in a decrease in basic earnings per share for the nine months ended September 30, 2004 from $0.01 to ($0.08) or a $0.09 decrease and a decrease in diluted earnings per share from $0.01 to ($0.06) or a $0.07 decrease.

         The effect of the adjustment for the three month period ended September 30, 2004 was a decrease from a net income of $189,282 to a net loss of ($2,670,025) which resulted in a decrease in basic earnings per share for the three months ended September 30, 2004 from $0.01 to ($0.20) or a $0.21 decrease and a decrease in diluted earnings per share from $0.00 to ($0.05) or a $0.05 decrease.

         "The debt exchanges we completed in August 2004 decreased our total debt by $3.5 million and were an important step in enabling the Company to raise a portion of the additional equity capital needed to secure our senior line of credit. The exchanges strengthened our balance sheet and made good business sense for Velocity," stated President and CEO Jack Kleinert. "Based on research of applicable accounting standards to account for the exchange of our outstanding debt, we determined that further review of the accounting for the August 2004 debt exchange transactions was warranted."

         Kleinert added, "It is important to understand that these revisions in accounting methods for debt exchanges do not affect our on-going business. Our cash position, revenue and shareholders' equity are not affected by these revisions."